Exhibit 99.1

Kaiser Aluminum Corporation Announces New Chairman of the Board and Appointment of New Director Following Retirement of Previous Executive Chair

FRANKLIN, Tenn., January 6, 2025 – Kaiser Aluminum Corporation (NASDAQ: KALU) (“Kaiser” or the “Company”) today announced Jack A. Hockema, Executive Chair of the Board of Directors (the “Board”) and Chair of the Executive Committee of the Board, notified the Board of his decision to retire as a director of the Company, effective January 1, 2025. In connection with Mr. Hockema’s retirement, the Board appointed Keith A. Harvey, the Company’s President and Chief Executive Officer and a director, as Chairman of the Board, and Kimberly T. Glas as a director to fill the vacancy on the Board created by Mr. Hockema’s retirement, both effective January 1, 2025. Ms. Glas will serve as a Class I director with a term expiring at the Company’s 2025 annual meeting of stockholders and will serve on the Board’s audit and sustainability committees.

“I am grateful to have had the opportunity to work with such a talented team to further the Company’s success as it embarks on its next chapter of growth,” said Mr. Hockema. “Additionally, I am pleased to have helped perpetuate Kaiser’s strong culture of operational excellence, long-standing customer relationships and its established position as a top-tier supplier across the diversified end markets it serves. Keith and I have worked closely together since I joined Kaiser nearly 30 years ago, and I am confident he will continue to guide the Company well and enhance value for all of our stakeholders in his new role as Chairman.”

“On behalf of the entire Board, I’d like to thank Jack for his invaluable contributions and distinguished service to Kaiser over the past three decades. Jack has been an integral player in furthering Kaiser’s reputation as a preferred supplier and highly differentiated industry leader, and I am personally appreciative of his partnership and mentorship over the years,” said Mr. Harvey. “It’s an honor to continue Jack’s legacy as Chairman of the Board. I wish him all the best in his retirement.”

Mr. Harvey continued, “I would also like to welcome Kimberly Glas as a new independent director. Ms. Glas is a respected leader with more than 20 years of experience in government policy development and advocacy for the manufacturing industry through her extensive work with labor unions. I am confident Kim will bring valuable insights and perspective to Kaiser.”

Ms. Glas currently serves as the President and Chief Executive Officer of the National Council of Textile Organizations, a trade association that represents nearly 500,000 manufacturing jobs nationwide, and served as Commissioner of the U.S.-China Economic and Security Review Commission until December 2024. Prior to that, Ms. Glas served as Executive Director and President of BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers. Ms. Glas also previously served as the Deputy Assistant

Secretary for Textiles, Consumer Goods, and Materials at the U.S. Department of Commerce to help improve the domestic and international competitiveness of U.S. industries. Additionally, Ms. Glas served on Capitol Hill for a decade, working extensively on manufacturing, trade and economic policy. Ms. Glas holds a Bachelor’s degree in history from the State University of New York at Geneseo.

“I am thrilled to be appointed to Kaiser’s Board of Directors at an exciting point in the Company’s evolution,” said Ms. Glas. “Kaiser is a best-in-class company with deep-rooted corporate values that serve as the guiding principles of its operations. I look forward to leveraging my experience to contribute to its continued growth and success.”

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of its culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Contact:

Addo Investor Relations

Investors@KaiserAluminum.com

(949) 614-1769